UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2024

GameStop Corp.

(Exact name of registrant as specified in its charter)

Delaware	1-32637	20-2733559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 Westport Parkway, Grapevine, TX 76051

(817) 424-2000

(Address, including Zip Code, and Telephone Number, including Area Code, of

Registrant’s Principal Executive Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock	GME	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On June 7, 2024, GameStop Corp., a Delaware corporation (the “Company”), filed a prospectus supplement (the “Prospectus Supplement”) with the Securities and Exchange Commission (the “SEC”) in connection with the Company’s “at-the-market offering” program (the “Offering”) for the offer and sale from time to time through Jefferies LLC (the “Sales Agent”) of up to 75,000,000 shares of the Company’s Class A common stock, par value $0.001 per share (the “Common Shares”), pursuant to the Company’s existing Open Market Sale AgreementSM (the “Sales Agreement”) with the Sales Agent, dated May 17, 2024. Prior to the date hereof, the Company has sold an aggregate of 45,000,000 shares of its common stock for aggregate gross proceeds of approximately $933.4 million pursuant to the Sales Agreement.

The Common Shares are being offered and sold pursuant to the Company’s automatic shelf registration statement on Form S-3 filed with the SEC on May 17, 2024, which became effective immediately upon filing, and the Prospectus Supplement.

From time to time during the term of the Sales Agreement, the Company may deliver a placement notice to the Sales Agent specifying the length of the selling period, the amount of Common Shares to be sold, any limitation on the number of shares that may be sold in any one trading day and the minimum price below which sales may not be made. Upon its acceptance of the placement notice from the Company, the Sales Agent will use its commercially reasonable efforts consistent with its normal trading and sales practices to solicit offers to purchase Common Shares, under the terms and subject to the conditions set forth in the Sales Agreement, by means of ordinary brokers’ transactions on the New York Stock Exchange (the “NYSE”), in negotiated transactions or in transactions that are deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended (the “Securities Act”), in block transactions, sales made directly on the Principal Market (as defined in the Sales Agreement) or sales made into any other existing trading markets of the Common Shares. The Company may instruct the Sales Agent not to sell Common Shares if the sales cannot be effected at or above the price designated by the Company in any placement notice. The Company or the Sales Agent may suspend the offering of the Common Shares at any time upon proper notice and subject to other conditions.

The Company will pay the Sales Agent a commission for its services in acting as agent in the sale of Common Shares. The Sales Agent will be entitled to compensation in an amount up to one and one-half percent (1.5%) of the gross sales price of all of the Common Shares sold through it under the Sales Agreement.

Under the terms of the Sales Agreement, the Company also may sell Common Shares to the Sales Agent, as principal for its own account, at a price to be agreed upon at the time of sale. If the Company sells Common Shares to the Sales Agent, as principal, it will enter into a separate sales agreement with the Sales Agent and the Company will describe such agreement in a separate prospectus supplement or pricing supplement.

The Offering of Common Shares pursuant to the Sales Agreement will terminate upon the earlier of (1) the sale of all Common Shares subject to the Sales Agreement or (2) termination of the Sales Agreement. The Sales Agreement may be terminated by the Sales Agent or the Company at any time upon ten days’ notice, and by the Sales Agent at any time in certain circumstances, including suspension of trading of Common Shares on the NYSE or the occurrence of a material adverse change in the Company’s business.

The Company made certain customary representations, warranties and covenants concerning the Company and the Common Shares in the Sales Agreement and agreed to indemnify the Sales Agent against certain liabilities, including liabilities under the Securities Act.

Olshan Frome Wolosky LLP, counsel to the Company, has issued a legal opinion relating to the legality of the issuance and the sale of the Common Shares. A copy of such legal opinion, including the consent included therein, is attached as Exhibit 5.1 hereto.

The Company intends to use the net proceeds from the Offering, if any, for general corporate purposes, which may include acquisitions and investments in accordance with the Company’s investment policy.

The Sales Agreement was filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 17, 2024 and is incorporated herein by reference. The description of the material terms of the Sales Agreement is qualified in its entirety by reference to such Exhibit.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Open Market Sale AgreementSM, dated May 17, 2024, by and between GameStop Corp. and Jefferies LLC (incorporated by reference to the Company’s Current Report on Form 8-K filed May 17, 2024).*

5.1	Opinion of Olshan Frome Wolosky LLP.

23.1	Consent of Olshan Frome Wolosky LLP (contained in Exhibit 5.1 above).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Certain schedules and other similar attachments to this exhibit have been omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K. The Company will provide a copy of such omitted documents to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMESTOP CORP.

	By:	/s/ Daniel Moore
	Name:	Daniel Moore
	Title:	Principal Financial and Accounting Officer

Date: June 7, 2024